EXHIBIT 99.1

December 21, 2020
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS STRONG NET INCOME AND CASH FLOWS FOR THE FULL YEAR OF FISCAL 2020

FOURTH QUARTER OF FISCAL 2020 OPERATING INCOME, NET INCOME AND NET
SALES IMPROVED 30%, 15% AND 10%, RESPECTIVELY, AS COMPARED
TO THE THIRD QUARTER OF FISCAL 2020

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net income of $314.0 million, or $2.29 per diluted share, in the fiscal year ended October 31, 2020, as compared to $327.9 million, or $2.39 per diluted share, in the fiscal year ended October 31, 2019. In the fourth quarter of fiscal 2020, net income was $62.3 million, or 45 cents per diluted share, as compared to $85.7 million, or 62 cents per diluted share, in the fourth quarter of fiscal 2019.

Net income, operating income and net sales in the full year and fourth quarter of fiscal 2020 were adversely affected by the COVID-19 global pandemic as discussed below.

Operating income was $376.6 million in the fiscal year ended October 31, 2020, as compared to $457.1 million in the fiscal year ended October 31, 2019. In the fourth quarter of fiscal 2020, operating income was $89.1 million, as compared to $120.6 million in the fourth quarter of fiscal 2019.
The Company's consolidated operating margin was 21.1% in the fiscal year ended October 31, 2020, as compared to 22.2% in the fiscal year ended October 31, 2019. The Company's consolidated operating margin was 20.9% in the fourth quarter of fiscal 2020, as compared to 22.3% in the fourth quarter of fiscal 2019.

Net sales were $1,787.0 million in the fiscal year ended October 31, 2020, as compared to $2,055.6 million in the fiscal year ended October 31, 2019. In the fourth quarter of fiscal 2020, net sales were $426.2 million, as compared to $541.5 million in the fourth quarter of fiscal 2019.
EBITDA was $466.6 million in the fiscal year ended October 31, 2020, as compared to $543.0 million in the fiscal year ended October 31, 2019. In the fourth quarter of fiscal 2020, EBITDA was $112.8 million, as compared to $142.4 million in the fourth quarter of

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fiscal 2019. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's fiscal year and fourth quarter results stating, "Our consolidated fiscal 2020 operating results were significantly affected by the COVID-19 global pandemic (the “Pandemic”). Most notably, the commercial aerospace industry experienced an ongoing substantial decline in demand resulting from a significant number of aircraft in the global fleet being grounded during fiscal 2020. Consolidated net sales for our businesses that operate within the commercial aerospace industry decreased by approximately 32% during fiscal 2020.

We are pleased to report record annual and quarterly net sales and operating income within our Electronic Technologies Group. These results principally reflect the excellent operating performance of our fiscal 2020 and 2019 acquisitions as well as increased profitability from disciplined cost management by our subsidiaries. We are also encouraged by the sequential improvement in our fiscal 2020 fourth quarter operating results over the third quarter of fiscal 2020 operating results where we experienced increases in consolidated operating income, net income and net sales of 30%, 15%, and 10%, respectively.

We recently entered into an amendment to extend the maturity date of our revolving credit agreement by one year to November 2023 and to increase the aggregate committed capital to $1.5 billion. Additionally, our credit facility continues to include a feature that will allow the Company to increase the capacity by $350 million to become a $1.85 billion facility through increased commitments from existing lenders or the addition of new lenders and can be extended for an additional one-year period. This amendment further offers us the financial flexibility to pursue our disciplined strategy of acquiring high quality businesses at fair prices.

Our total debt to shareholders' equity ratio was 36.8% and 33.2% as of October 31, 2020 and October 31, 2019, respectively. Our net debt (total debt less cash and cash equivalents) of $333.0 million as of October 31, 2020 to shareholders’ equity ratio improved to 16.6% as of October 31, 2020, down from 29.8% as of October 31, 2019. Our net debt to EBITDA ratio improved to .71x as of October 31, 2020, down from .93x as of October 31, 2019. During fiscal 2020, we successfully completed six acquisitions, four of which were completed since the Pandemic's start. We have no significant debt maturities until fiscal 2024 and plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Despite the many challenges faced in fiscal 2020, HEICO continues to generate excellent cash flow. Cash flow provided by operating activities was consistently strong at $409.1

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million and $437.4 million in the fiscal year ended October 31, 2020 and 2019, respectively. Cash flow provided by operating activities totaled $110.2 million, or 177% of net income in the fourth quarter of fiscal 2020, as compared to $124.0 million in the fourth quarter of fiscal 2019.

Based on our continued strong cash flows from operations, HEICO's Board of Directors declared an $.08 per share regular semi-annual cash dividend on both classes of common stock, payable on January 21, 2021 to shareholders of record as of January 7, 2021. This cash dividend will be HEICO’s 85th consecutive semi-annual cash dividend since 1979. The semi-annual cash dividend confirms our Board of Director’s confidence in HEICO's future while continuing to reward our shareholders and retaining sufficient capital to fund our internal growth and acquisitions.

Considering the impact of cash dividends, prior stock splits and stock dividends, one share of HEI worth $8.38 in 1990 has become worth on a combined basis approximately $4,794, representing an increase of approximately 572 times the 1990 value and a compound annual growth rate of approximately 23% as of December 18, 2020.

As we look ahead to fiscal 2021, the Pandemic will likely continue to negatively impact the commercial aerospace industry and HEICO. Given this uncertainty, HEICO will not provide fiscal 2021 guidance at this time. However, we believe our ongoing fiscal conservative policies, healthy balance sheet and increased liquidity will permit us to invest in new research and development and gain market share as the industry recovers. In addition, our time-tested strategy of maintaining low debt and acquiring and operating high cash generating businesses across a diverse base of industries beyond commercial aerospace, such as defense, space and other high-end markets including electronics and medical, puts us in a good financial position to weather this uncertain economic period. Further, we are cautiously optimistic that the recent vaccine progress may generate increased commercial air travel and result in a gradual recovery in demand for our commercial aerospace parts and services commencing in fiscal 2021."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter results stating, "The Pandemic had an adverse effect on the Flight Support Group’s operating results in the fiscal year and fourth quarter of fiscal 2020. As previously mentioned, once demand for air travel slowly recovers, we remain confident that our ability to offer cost savings solutions and robust product development programs will lead to market share gains within the commercial aviation market. Despite the continued impact from the Pandemic across all of our product lines, we are encouraged by sequential growth in operating income and net sales in the fourth quarter of fiscal 2020 which improved 78% and 9%, respectively, as compared to the third quarter of fiscal 2020.

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The Flight Support Group's net sales were $924.8 million in the fiscal year ended October 31, 2020, as compared to $1,240.2 million in the fiscal year ended October 31, 2019. The Flight Support Group's net sales were $193.6 million in the fourth quarter of fiscal 2020, as compared to $324.7 million in the fourth quarter of fiscal 2019. The net sales decreases are principally organic and reflect lower demand across all of our product lines resulting from the significant decline in global commercial air travel beginning in March 2020 due to the Pandemic. Net sales in fiscal 2020 follows the 13% and 12% organic growth reported in the year and fourth quarter of fiscal 2019, respectively.

The Flight Support Group's operating income was $143.1 million in the fiscal year ended October 31, 2020, as compared to $242.0 million in the fiscal year ended October 31, 2019. The Flight Support Group's operating income was $21.5 million in the fourth quarter of fiscal 2020, as compared to $62.2 million in the fourth quarter of fiscal 2019. The operating income decreases principally reflect the previously mentioned decrease in net sales, a lower gross profit margin and an increase in bad debt expense due to potential collection difficulties from certain commercial aviation customers that filed for bankruptcy protection during fiscal 2020 as a result of the Pandemic's financial impact, partially offset by a decrease in performance-based compensation expense. The lower gross profit margin principally reflects an increase in inventory obsolescence expense mainly resulting from the announced retirement of certain aircraft types and engine platforms by our commercial aerospace customers due to the Pandemic's financial impact. Additionally, the lower gross profit margin reflects the impact from lower net sales within our repair and overhaul parts and services and aftermarket replacement parts product lines.

The Flight Support Group's operating margin was 15.5% in the fiscal year ended October 31, 2020, as compared to 19.5% in the fiscal year ended October 31, 2019. The Flight Support Group's operating margin was 11.1% in the fourth quarter of fiscal 2020, as compared to 19.2% in the fourth quarter of fiscal 2019. The operating margin decreases principally reflect the previously mentioned lower gross profit margin and an increase in SG&A expenses as a percentage of net sales mainly from the previously mentioned higher bad debt expense and fixed cost efficiencies lost resulting from the Pandemic's impact, partially offset by lower performance-based compensation expense."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "In fiscal 2020, the pervasive economic impact from the Pandemic led to slightly moderated demand for some of the Electronic Technologies Group's products as well as periodic operational disruptions resulting from supply chain disturbances, staffing challenges - including at some of our customers, temporary facility closures, transportation interruptions and other conditions which slow production and orders, or increase costs. Despite the aforementioned, our 2020 and 2019 acquisitions' excellent operating performance and continued disciplined cost management by our subsidiaries

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resulted in record net sales and operating income within the Electronic Technologies Group in the full year and fourth quarter of fiscal 2020.

The Electronic Technologies Group's net sales increased 5% to a record $875.0 million in the fiscal year ended October 31, 2020, up from $834.5 million in the fiscal year ended October 31, 2019. The increase is attributable to the favorable impact from our fiscal 2020 and 2019 acquisitions partially offset by an organic net sales decrease of 1%. The organic net sales decrease is principally due to lower sales of our commercial aerospace and medical products, largely attributable to the Pandemic, partially offset by increased sales of our defense and space products.

The Electronic Technologies Group's net sales increased 8% to a record $236.7 million in the fourth quarter of fiscal 2020, up from $219.5 million in the fourth quarter of fiscal 2019. The increase is attributable to the favorable impact from our fiscal 2020 acquisitions.

The Electronic Technologies Group's operating income increased 5% to a record $258.8 million in the fiscal year ended October 31, 2020, up from $245.7 million in the fiscal year ended October 31, 2019. The increase in the fiscal year ended October 31, 2020 principally reflects the previously mentioned net sales growth, lower performance-based compensation expense and a decrease in acquisition-related expenses, partially offset by a lower gross profit margin. The lower gross profit margin is mainly due to a decrease in net sales and less favorable product mix of certain commercial aerospace and medical products, partially offset by increased net sales of certain defense products.

The Electronic Technologies Group's operating income increased 14% to a record $73.9 million in the fourth quarter of fiscal 2020, up from $64.6 million in the fourth quarter of fiscal 2019. The increase in the fourth quarter of fiscal 2020 principally reflects the previously mentioned net sales growth and an improved gross profit margin. The improved gross profit margin principally reflects a more favorable product mix and increased net sales of certain space and defense products partially offset by a decrease in net sales of certain commercial aerospace products.

The Electronic Technologies Group's operating margin improved to 29.6% in the fiscal year ended October 31, 2020, up from 29.4% in the fiscal year ended October 31, 2019.
The Electronic Technologies Group's operating margin improved to 31.2% in the fourth quarter of fiscal 2020, up from 29.4% in the fourth quarter of fiscal 2019. The increase in the fourth quarter of fiscal 2020 mainly reflects efficiencies gained from the previously mentioned net sales growth and the improved gross profit margin."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt

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less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 81.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.2 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, December 22, 2020 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 8879980. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 8879980.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood,

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Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the COVID-19 Pandemic; HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by the COVID-19 Pandemic and its aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2020		2019
Net sales	$1,787,009		$2,055,647
Cost of sales	1,104,882		1,241,807
Selling, general and administrative expenses	305,479		356,743
Operating income	376,648		457,097
Interest expense	(13,159)		(21,695)
Other income	1,366		2,439
Income before income taxes and noncontrolling interests	364,855		437,841
Income tax expense	29,000	(a)	78,100	(b)
Net income from consolidated operations	335,855		359,741
Less: Net income attributable to noncontrolling interests	21,871		31,845
Net income attributable to HEICO	$313,984	(a)	$327,896	(b)

Net income per share attributable to HEICO shareholders:
Basic	$2.33	(a)	$2.45	(b)
Diluted	$2.29	(a)	$2.39	(b)

Weighted average number of common shares outstanding:
Basic	134,754		133,640
Diluted	137,302		137,350

	Fiscal Year Ended October 31,
	2020		2019
Operating segment information:
Net sales:
Flight Support Group	$924,812		$1,240,183
Electronic Technologies Group	874,987		834,522
Intersegment sales	(12,790)		(19,058)
	$1,787,009		$2,055,647

Operating income:
Flight Support Group	$143,051		$242,029
Electronic Technologies Group	258,814		245,743
Other, primarily corporate	(25,217)		(30,675)
	$376,648		$457,097

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2020	2019
Net sales	$426,178	$541,529
Cost of sales	264,471	332,144
Selling, general and administrative expenses	72,644	88,832
Operating income	89,063	120,553
Interest expense	(2,515)	(5,199)
Other income	432	19
Income before income taxes and noncontrolling interests	86,980	115,373
Income tax expense	19,400	22,800
Net income from consolidated operations	67,580	92,573
Less: Net income attributable to noncontrolling interests	5,253	6,889
Net income attributable to HEICO	$62,327	$85,684

Net income per share attributable to HEICO shareholders:
Basic	$.46	$.64
Diluted	$.45	$.62

Weighted average number of common shares outstanding:
Basic	134,986	134,343
Diluted	137,438	137,579

	Three Months Ended October 31,
	2020	2019
Operating segment information:
Net sales:
Flight Support Group	$193,623	$324,703
Electronic Technologies Group	236,702	219,513
Intersegment sales	(4,147)	(2,687)
	$426,178	$541,529

Operating income:
Flight Support Group	$21,454	$62,186
Electronic Technologies Group	73,866	64,583
Other, primarily corporate	(6,257)	(6,216)
	$89,063	$120,553

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2020, the Company recognized a $47.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $46.3 million, or $.34 per basic and diluted share.

(b)During the first quarter of fiscal 2019, the Company recognized a $16.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $15.1 million, or $.11 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	October 31, 2020	October 31, 2019
Cash and cash equivalents	$406,852	$57,001
Accounts receivable, net	210,433	274,326
Contract assets	60,429	43,132
Inventories, net	463,205	420,319
Prepaid expenses and other current assets	24,706	18,953
Total current assets	1,165,625	813,731
Property, plant and equipment, net	168,848	173,345
Goodwill	1,383,167	1,268,703
Intangible assets, net	579,041	550,693
Other assets	251,030	162,739
Total assets	$3,547,711	$2,969,211

Current maturities of long-term debt	$1,045	$906
Other current liabilities	240,116	288,232
Total current liabilities	241,161	289,138
Long-term debt, net of current maturities	738,786	561,049
Deferred income taxes	55,658	51,496
Other long-term liabilities	280,291	184,604
Total liabilities	1,315,896	1,086,287
Redeemable noncontrolling interests	221,208	188,264
Shareholders’ equity	2,010,607	1,694,660
Total liabilities and equity	$3,547,711	$2,969,211

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2020	2019
Operating Activities:
Net income from consolidated operations	$335,855	$359,741
Depreciation and amortization	88,561	83,497
Share-based compensation expense	10,134	10,334
Employer contributions to HEICO Savings and Investment Plan	9,576	9,528
Deferred income tax benefit	(5,998)	(6,392)
Increase in accrued contingent consideration, net	515	2,630
Payment of contingent consideration	(175)	(3,105)
Decrease (increase) in accounts receivable	71,515	(28,976)
(Increase) decrease in contract assets	(16,398)	11,583
Increase in inventories	(28,315)	(30,077)
(Decrease) increase in current liabilities, net	(77,818)	14,596
Other	21,673	14,019
Net cash provided by operating activities	409,125	437,378

Investing Activities:
Acquisitions, net of cash acquired	(163,939)	(240,841)
Capital expenditures	(22,940)	(28,938)
Investments related to HEICO Leadership Compensation Plan	(15,900)	(13,701)
Other	3,736	2,834
Net cash used in investing activities	(199,043)	(280,646)

Financing Activities:
Borrowings on revolving credit facility, net	177,000	30,000
Capital contributions from noncontrolling interests	14,329	—
Proceeds from stock option exercises	6,955	8,547
Cash dividends paid	(21,552)	(18,691)
Distributions to noncontrolling interests	(17,908)	(110,869)
Redemptions of common stock related to stock option exercises	(12,120)	(64,014)
Acquisitions of noncontrolling interests	(7,475)	—
Payment of contingent consideration	(325)	(4,073)
Other	(1,161)	(620)
Net cash provided by (used in) financing activities	137,743	(159,720)

Effect of exchange rate changes on cash	2,026	390

Net increase (decrease) in cash and cash equivalents	349,851	(2,598)
Cash and cash equivalents at beginning of year	57,001	59,599
Cash and cash equivalents at end of year	$406,852	$57,001

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Fiscal Year Ended October 31,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$313,984	$327,896
Plus: Depreciation and amortization	88,561	83,497
Plus: Net income attributable to noncontrolling interests	21,871	31,845
Plus: Interest expense	13,159	21,695
Plus: Income tax expense	29,000	78,100
EBITDA (a)	$466,575	$543,033

	Three Months Ended October 31,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$62,327	$85,684
Plus: Depreciation and amortization	23,343	21,811
Plus: Net income attributable to noncontrolling interests	5,253	6,889
Plus: Interest expense	2,515	5,199
Plus: Income tax expense	19,400	22,800
EBITDA (a)	$112,838	$142,383

Net Debt Calculation	October 31, 2020	October 31, 2019
Total debt	$739,831	$561,955
Less: Cash and cash equivalents	(406,852)	(57,001)
Net debt (a)	$332,979	$504,954

Net debt	$332,979	$504,954
Shareholders' equity	$2,010,607	$1,694,660
Net debt to shareholders' equity ratio (a)	16.6%	29.8%

Net debt	$332,979	$504,954
EBITDA	$466,575	$543,033
Net debt to EBITDA ratio (a)	.71	.93

(a) See the "Non-GAAP Financial Measures" section of this press release.